Exhibit 10.1

Life Time Fitness, Inc.

2011 Long-Term Incentive Plan

Restricted Stock Agreement

Name of Employee: [Name]
No. of Shares Covered: [Shares]	Date of Issuance: [Date of Grant]

This is a Restricted Stock Agreement (the “Agreement”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and the employee identified above (the “Employee”) effective as of the date of issuance specified above.

RECITALS

WHEREAS, the Company maintains the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Company’s Compensation Committee (the “Committee”), a committee of the Board of Directors (the “Board”), administers the Plan and the Committee has the authority to grant awards under the Plan on behalf of the Company;

WHEREAS, the Committee has determined that the Employee is eligible to receive such an award under the Plan;

NOW, THEREFORE, the Company hereby grants this award of Restricted Shares to the Employee under the terms and conditions as follows.

TERMS AND CONDITIONS

1.	Grant of Restricted Stock.

(a) Subject to the terms and conditions of this Agreement, the Company has issued to the Employee the number of Shares specified at the beginning of this Agreement. These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b) The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement. If a certificate evidencing any Restricted Share is requested by the Employee, the Company shall retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.

2.	Vesting. The Restricted Shares that have not previously been forfeited will vest according to the following terms:

Fiscal year ending December 31, 2015:

50% of the Restricted Shares vest if the Company achieves or exceeds Cumulative EPS (as defined below) of $13.68 and a 2015 ROIC (as defined below) of 8.9%.

Fiscal year ending December 31, 2016:

All Restricted Shares (i.e., 50% of the Restricted Shares if the above performance condition is satisfied or 100% of the Restricted Shares if the above performance condition is not satisfied) vest if the Company achieves or exceeds Cumulative EPS of $18.96 and a 2016 ROIC of 9.0%.

“Cumulative EPS” is the sum of diluted earnings per common share for the nine month period beginning on April 1, 2012 plus the fiscal years ending after such nine month period and through the fiscal year ending on the applicable date specified above.

“ROIC” is the return on invested capital (“ROIC”) for the fiscal year ending on the applicable date specified above with ROIC defined as follows:

(Income from Operations Excluding the Cost of Grants + Equity in Earnings of any Affiliates + Rent Expense) x 60%

(Average Current Maturities of Long-Term Debt + Average Long-Term Debt, Net + Average Shareholders’

Equity + (Rent Expense x 8))

“Average” means the beginning balance for the fiscal year ending on the applicable date plus the ending balance for the fiscal year ending on the applicable date divided by two (2).

“Income from Operations Excluding the Cost of Grants” means income from operations excluding the compensation expense recognized related to this award of Restricted Shares and all other awards of Restricted Shares having the same vesting terms.

“Long-Term Debt, Net” means long-term debt, net of current portion.

All other financial metrics shall have the same meanings as in the Company’s financial statements (or in the Company’s annual report on form 10-K if not in such financial statements) and calculated in accordance with GAAP on the Date of Issuance, provided that such metrics shall be initially calculated so as to exclude all extraordinary and non-recurring events that have a negative impact on the financial metrics and to include all extraordinary and non-recurring events that have a positive impact on the financial metrics, subject to the further discretion of the Committee described below. The Committee shall have discretion to make such adjustments as it deems appropriate to the calculation of the financial metrics described above for purposes of determining whether the metrics have been satisfied, provided that no such adjustment shall be made that has the effect of causing the financial metrics to be satisfied (i.e., only “negative” discretion, which has the effect of precluding the vesting of the Restricted Shares, is permitted).

The Committee shall determine whether any of the financial metrics were achieved as promptly as practicable following review of the Company’s audited financial results for fiscal 2015 and 2016 and, in any event, no later than 75 days after each such fiscal year. In the event that the Company does not satisfy the financial metrics set forth above, the corresponding Restricted Shares shall be forfeited upon the Committee’s determination with respect to fiscal 2016.

Notwithstanding the foregoing, the Restricted Shares will vest immediately under the following conditions: (a) in the event that the Employee’s employment is terminated by the Company for any reason other than Cause following a Change of Control prior to the date on which the Employee’s rights under this Agreement expire; or (b) upon a Change of Control if this Agreement is not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by the Committee.

3.	Lapse of Restrictions; Issuance of Unrestricted Shares. Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 4 of this Agreement. Upon the vesting of any Restricted Shares, all restrictions on such Restricted Shares will lapse, and the Company will, subject to the provisions of the Plan, issue to the Employee a certificate evidencing the Restricted Shares that is free of any transfer or other restrictions arising under this Agreement.

4.	Forfeiture. In the event that (i) the Employee’s employment is terminated for any reason, whether by the Company, by the Employee or otherwise, voluntarily or involuntarily or as a result of death or disability, or (ii) the Employee attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, then any Restricted Shares that have not previously vested shall be forfeited by the Employee to the Company, the Employee shall thereafter have no right, title or interest whatever in such Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Employee will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Employee (or a new stock certificate to be issued, if requested by the Employee) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

The Restricted Shares, and any value received by the Employee pursuant to the Restricted Shares (in the form of Shares upon vesting or proceeds from the sale of such Shares), shall be subject to recovery by the Company to the extent required by, and in accordance with the terms of, any policy adopted by the Company in response to rules issued by the Securities and Exchange Commission or any stock exchange listing standard requiring recovery of incentive compensation in connection with an accounting restatement.

5.	Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.

6.	Restrictive Legends and Stop-Transfer Orders.

(a) The book entry or certificate representing the Restricted Shares may, at the Committee’s discretion, contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b) The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.	Tax Consequences and Withholdings. The Employee understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Employee will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the Restricted Shares then vesting. The Employee shall be solely responsible for any tax obligations that may arise as a result of the Restricted Shares. At the Committee’s discretion, the Employee may satisfy the tax obligations by surrendering to the Company Shares having a Fair Market Value equal to the amount of the tax withholding obligation.

8.	Section 83(b) Election. The Employee has been informed that, with respect to the grant of Restricted Shares, an election may be filed by the Employee with the Internal Revenue Service, within 30 days of the date of issuance, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the date of issuance. The Employee acknowledges that it is the Employee’s sole responsibility to timely file the election under Section 83(b) of the Code.

If the Employee makes such election, the Employee shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Shares as of the date of issuance.

9.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.	Award Subject to Plan, Articles of Incorporation and By-Laws. The Employee acknowledges that the Restricted Shares are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

11.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.

12.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the          day of                     , 201    .

EMPLOYEE:

LIFE TIME FITNESS, INC.

By
Its

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